Exhibit 21.1

SUBSIDIARIES OF INTERCEPT PHARMACEUTICALS, INC.

Intercept Italia S.r.l, an Italian entity
Intercept Pharma Europe Ltd., a United Kingdom entity
Intercept Pharma Canada, Inc., a Canadian entity
Intercept Pharma Switzerland GmbH, a Swiss entity
Intercept Pharma Deutschland GmbH, a German entity
Intercept Pharma France SAS, a French entity
Intercept Pharma Austria GmbH, an Austrian entity
Intercept Pharma Spain, S.L.U., a Spanish entity
Intercept Pharma Portugal Unipessoal Lda., a Portuguese entity
Intercept Pharma Danmark ApS, a Danish entity
Intercept Pharma Nederland B.V., a Dutch entity